Exhibit 99.1

Assurant Appoints Former T-Mobile CFO J. Braxton Carter to Its Board of Directors
Brings Over 25 Years of Mobile Expertise to Board
NEW YORK, July 2, 2020 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced the appointment of J. Braxton Carter, former executive vice president and chief financial officer for T-Mobile US, Inc., to its Board of Directors. He will serve on the Board’s Audit Committee.
“We are excited to have Braxton join our Board,” said Assurant Board Chair Elaine Rosen. “We are continuously evolving our Board’s composition to further strengthen the breadth of expertise around key growth areas of our business.”
“Mobile has been a critical success driver for us across the world, and Braxton’s years of industry experience, coupled with his financial expertise, will provide valuable perspective to our Board as we look to sustain and accelerate our growth in mobile,” said Assurant President and Chief Executive Officer Alan Colberg.
Carter served as chief financial officer at T-Mobile, where he led the financial organization for nearly a decade, until his retirement on July 1, 2020. Previously, he was chief financial officer and vice chairman for MetroPCS, until its acquisition by T-Mobile in 2013. While at MetroPCS, he also served as vice president of Corporate Operations, before being promoted to CFO.
Carter has also held senior finance leadership roles at PrimeCo Personal Communications (now Verizon Wireless) and Neostar Retail Group (now GameStop). He began his career in Audit for Ernst & Young and PricewaterhouseCoopers.
Carter previously served on the Board of Alumni for the Leeds School of Business of the University of Colorado and is a certified public accountant. He holds a Bachelor of Science degree in Business from the University of Colorado.
About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
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